Exhibit 3.2

STAG INDUSTRIAL, INC.

ARTICLES OF AMENDMENT

MARCH 11, 2016

STAG Industrial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Section 5.1 of Article V of the Articles of Amendment and Restatement of the Corporation filed with the Department on April 7, 2011 (as amended and supplemented to date and as may be amended and supplemented from time to time, the “Charter”) is hereby amended to increase the number of shares of stock that the Corporation has authority to issue to 165,000,000 shares of stock, the number of shares of common stock, $0.01 par value per share (the “Common Stock”), that the Corporation has authority to issue to 150,000,000, the number of shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), that the Corporation has authority to issue to 15,000,000, and the aggregate par value of all authorized shares of stock having par value to $1,650,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $1,100,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 165,000,000 shares of stock, consisting of 150,000,000 shares of Common Stock, $0.01 par value per share, and 15,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,650,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter has been approved by the Board of Directors of the Corporation in the manner and by the vote required by law and is limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary as of the date first written above.

STAG INDUSTRIAL, INC.

By:	/s/ Benjamin S. Butcher
Name:	Benjamin S. Butcher
Title:	Chairman of the Board, Chief Executive Officer and President

ATTEST:

STAG INDUSTRIAL, INC.

By:	/s/ Jeffrey M. Sullivan
Name:	Jeffrey M. Sullivan
Title:	Executive Vice President, General Counsel and Secretary